EXHIBIT 10.15

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

October 13, 2016
Robert A. Riecker
Dear Rob,
In recognition of your past and future contributions to Sears Holdings Corporation (“SHC”), subject to the approval of the Compensation Committee (“Compensation Committee”) of Sears Holdings Corporation’s Board of Directors, we are pleased to provide you, effective October 14, 2016, with the following changes to your position and compensation:

•	You will now serve Sears Holdings Corporation in the position of Controller & Head of Capital Market Activities; and

•
Subject to all terms and conditions of the Sears Holdings Corporation Annual Incentive Plan (“AIP”), including but not limited to the requirement you remain actively employed by SHC through the payment date of the applicable fiscal year’s AIP, your minimum annual incentive bonus for the 2017 and 2018 fiscal years shall be $262,500.

•	Subject to all terms and conditions of the Executive Severance Agreement executed by you on October 3, 2011 (the “ESA”):

o
Your severance period is increased to twelve (12) months. This means that if Severance Benefits (as defined in the ESA) become due and owing, (a) the amount of cash severance paid to you will equal to twelve (12) months of pay at your annual base salary rate as of your Date of Termination (as defined in the ESA), and (b) benefits continuation, i.e., remaining in certain health and welfare plans at active associate rates, will be available for twelve (12) months from your Date of Termination (subject to the terms and conditions and continued availability of such plans and programs); and

o	The period during which the non-compete will apply is increased from six (6) to twelve (12) months.
All terms and conditions of your employment not specifically addressed in this letter remain in full force and effect, including but not limited to each of the following:

•	Offer Letter and Executive Severance Agreement each executed by you on October 3, 2011,

•	Internal Action letter dated June 29, 2014, and executed by you on February 6, 2014,

•	Special Retention Award Agreement dated August 27, 2015, and executed by you on September 1, 2015, and

•	Internal Action letter dated August 15, 2016, and executed by you on August 17, 2016.
To acknowledge and accept these changes, please sign and date below.

Very truly yours,

Tiffany Morris
Vice President, Human Resources

Accepted:
/s/ Robert A. Riecker	10/13/2016
Robert A. Riecker	Date

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